                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 10-K

              Annual Report Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

For the fiscal year ended December 31, 2000      Commission file number 33-81010

                       Aetna Insurance Company of America
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                     Florida                                            06-1286272
------------------------------------------------------------------------------------------------------
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                           Identification No.)

5100 West Lemon Street, Suite 213, Tampa, Florida                         33609
------------------------------------------------------------------------------------------------------
     (Address of principal executive offices)                           (ZIP Code)

(Registrant's telephone number, including area code) (860) 273-0123

Securities registered pursuant to Section 12(b) of the Act:  None
Securities registered pursuant to Section 12(g) of the Act:  None

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes  __X__  No  ______

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ].

As of March 30, 2001 there were 25,500 shares of common stock outstanding, par value $100 per share, all of which were held by Aetna Life Insurance and Annuity Company.

Reduced Disclosure Format

The registrant meets the conditions set forth in General Instruction
I(1)(a) and (b) of Form 10-K and is therefore filing this Form with the reduced disclosure format.

                       AETNA INSURANCE COMPANY OF AMERICA
    (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)
                           Annual Report on Form 10-K
                      For the Year Ended December 31, 2000

                               TABLE OF CONTENTS

                                                    Page
                                                    ----
                         PART I

Item 1.   Business**..............................    3
Item 2.   Properties**............................    7
Item 3.   Legal Proceedings.......................    7
Item 4.   Submission of Matters to a Vote of
          Security Holders*.......................    7

                        PART II

Item 5.   Market for Registrant's Common Equity
          and Related Stockholder Matters.........    7
Item 6.   Selected Financial Data*................    8
Item 7.   Management's Analysis of the Results of
          Operations**............................    8
Item 7A.  Quantitative and Qualitative Disclosure
          About Market Risk.......................   16
Item 8.   Financial Statements and Supplementary
          Data....................................   17
Item 9.   Changes in and Disagreements with
          Accountants on Accounting and Financial
          Disclosure..............................   41

                        PART III

Item 10.  Directors and Executive Officers of the
          Registrant*.............................   41
Item 11.  Executive Compensation*.................   41
Item 12.  Security Ownership of Certain Beneficial
          Owners and Management*..................   41
Item 13.  Certain Relationships and Related
          Transactions*...........................   41

                        PART IV

Item 14.  Exhibits, Financial Statement Schedules,
          and Reports on Form 8-K.................   41

          Index to Financial Statement Schedule...   44
          Signatures..............................   47

  *  Item omitted pursuant to General Instruction I(2) of Form 10-K.
 **  Item prepared in accordance with General Instruction I(2) of Form 10-K.

                                     PART I

ITEM 1.  BUSINESS

Aetna Insurance Company of America (the "Company") is a stock life insurance company organized in 1990 under the insurance laws of Connecticut. Effective January 5, 2000, the Company's state of domicile changed from Connecticut to Florida. The Company is a wholly owned subsidiary of Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC is a wholly owned subsidiary of Aetna Retirement Holdings, Inc. ("HOLDCO"), which is a wholly owned subsidiary of Aetna Retirement Services, Inc.(ARSI). ARSI is ultimately owned by ING Groep N.V. (ING).

On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International businesses for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna"). Refer to Note 1 of the Notes to Financial Statements for more information on the acquisition.

The Company has one operating segment and all revenue reported by the Company comes from external customers.

PRODUCTS AND SERVICES

The Company principally offers annuity contracts to individuals on a qualified and nonqualified basis and to employer-sponsored retirement plans qualified under Internal Revenue Code Sections 401, 403 and 408. These contracts may be deferred or immediate ("payout annuities").

INVESTMENT OPTIONS

The Company's products provide customers with variable and/or fixed investment options. Variable ("non-guaranteed") options provide for full assumption by the customer of investment risks. Assets supporting non-guaranteed variable options are held in separate accounts that invest in ALIAC mutual funds and/or unaffiliated mutual funds. ALIAC mutual funds include funds managed by Aeltus Investment Management, Inc. ("Aeltus"), an affiliate of the Company, and funds managed by ALIAC and subadvised by outside investment advisors. Variable separate account investment income and realized capital gains and losses are not reflected in the Company's statements of income.

Fixed options can be either "fully guaranteed" or "experience rated". Fully guaranteed options provide guarantees on investment return, maturity values, and if applicable, benefit payments. Experience rated options require the customer to assume investment (including realized capital gains and losses) and other risks subject, among other things, to certain minimum guarantees. The effect of investment performance (as long as minimum guarantees are not triggered) does not impact the Company's results.

FEES AND INVESTMENT MARGINS

Insurance charges or other fees earned by the Company vary by product and depend, among other factors, on the funding option selected by the customer under the product. For annuity products where assets are allocated to variable funding options, the Company may charge the separate account asset-based insurance and expense fees. When a customer selects an ALIAC mutual fund as a variable funding option, the Company receives a participation fee from either Aeltus or ALIAC. In addition, when a customer selects an unaffiliated mutual fund as a variable funding option, the Company receives distribution fees and/or expense reimbursements. For fixed funding options, the Company earns an investment margin, which is based on the difference between income earned on the investments supporting the liability and interest credited to customers. The Company may also receive other fees or charges depending on the nature of the products.

ASSETS UNDER MANAGEMENT

The substantial portion of fees or other charges and investment margins is based on assets under management. Assets under management are principally affected by net deposits (i.e. deposits, including new contracts, less surrenders), investment growth (e.g., interest credited to customer accounts for fixed options or market performance for variable options) and customer retention. Assets under management, excluding net unrealized capital gains and losses related to market value adjustments required under Financial Accounting Standard ("FAS") No. 115, were $1.1 billion, $1.3 billion and $1.1 billion at December 31, 2000, 1999 and 1998, respectively. Assets under management are available for contractholder withdrawal and are subject to fair value adjustments and/or deferred surrender charges.

To encourage customer retention and recover acquisition expenses, contracts typically impose a surrender charge on policyholder balances withdrawn within a period of time after the contract's inception. The period of time and level of the charge vary by product. Existing tax penalties on annuity distributions prior to age 59 1/2 provide further disincentive to customers for premature surrenders of account balances, but generally do not impede transfers of those balances to products of competitors.

PRINCIPAL MARKETS AND METHOD OF DISTRIBUTION

The Company's products are offered primarily to individuals and employer-sponsored groups in the education market. The Company's products generally are sold through a managed network of banks and broker/dealers and dedicated career agents.

COMPETITION

Competition arises from other insurance companies, as well as an array of financial services companies including banks, mutual funds and other investment managers. Principal competitive factors are reputation for investment performance, product features, service, cost and the perceived financial strength of the investment manager or sponsor.

Competition may affect, among other matters, both business growth and the pricing of the Company's products and services.

RESERVES

Reserves for limited pay contracts (i.e. annuities with life contingent payout) are computed on the basis of assumed investment yield and mortality, including a margin for adverse deviation which is assumed to provide for expenses. The assumptions vary by plan, year of issue and policy duration. Reserves for investment contracts (deferred annuities and immediate annuities without life contingent payouts) are equal to cumulative deposits plus credited interest less withdrawals and charges thereon. For the investment contracts which are experience-rated, the reserves also reflect net realized capital gains/losses (which the Company reflects through credited rates on an amortized basis) and net unrealized capital gains/losses related to FAS No. 115.

Reserves, as described above, are computed amounts that, with additions from deposits to be received and with interest on such reserves compounded annually at assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or to pay expected death or retirement benefits or other withdrawal requests.

GENERAL ACCOUNT INVESTMENTS

Consistent with the nature of the contract obligations involved in the Company's operations, the majority of the general account assets are invested in long-term debt securities such as: U.S. corporate debt securities, U.S. government securities, foreign government and corporate debt securities, residential mortgage-backed securities, commercial and multifamily mortgage-backed securities and other asset-backed securities. It is management's objective that the portfolios be of high quality while achieving competitive investment yields and returns. Investment portfolios generally match the duration of the insurance liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of investments is monitored and security purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

Aeltus is currently the advisor of the Company's general account investments. During the second quarter of 2001, ING Investment Management, LLC, an affiliate of the Company, will become the advisor of the Company's general account investments.

See Management's Analysis of the Results of Operations--General Account Investments for further discussion of investments.

OTHER MATTERS

a. Regulation

The Company's operations are subject to comprehensive regulation throughout the United States. The laws of the various jurisdictions establish supervisory agencies, including the state insurance departments, with broad authority to grant licenses to transact business and regulate many aspects of the products and services offered by the Company, as well as solvency and reserve adequacy. Many agencies also regulate investment activities on the basis of quality, diversification, and other quantitative criteria. The Company's operations and accounts are subject to examination at regular intervals by certain of these regulators.

Operations conducted by the Company are subject to regulation by various insurance agencies where the Company conducts business, in particular the Insurance Department of Connecticut, prior to January 5, 2000, and the Florida Department of Insurance , subsequent to January 5, 2000. Among other matters, these agencies may regulate premium rates, trade practices, agent licensing, policy forms, and underwriting and claims practices.

The Securities and Exchange Commission ("SEC") and, to a lesser extent, the states regulate the sales and investment management activities and operations of the Company. Regulations of the SEC, Department of Labor and Internal Revenue Service also impact certain of the Company's annuity and other investment and retirement products. These products involve Separate Accounts and mutual funds registered under the Investment Company Act of 1940.

INSURANCE HOLDING COMPANY LAWS

A number of states, including Florida and Connecticut, regulate affiliated groups of insurers, such as the group to which the Company belongs, under holding company statutes. These laws, among other things, place certain restrictions on transactions between affiliates such as dividends and other distributions that may be paid to the Company's parent corporation. For information regarding payments of dividends by the Company, see "Liquidity & Capital Resources" in Management's Analysis of the Results of Operations and
Note 6 of Notes to Financial Statements.

INSURANCE COMPANY GUARANTY FUND ASSESSMENTS

Under insurance guaranty fund laws existing in all states, insurers doing business in those states can be assessed (up to prescribed limits) for certain obligations of insolvent insurance companies to policyholders and claimants. The after-tax charges to earnings for guaranty fund obligations were $0.1 million for the years ended December 31, 2000 and 1999. There was no after-tax charge to earnings for guaranty fund obligations for the year ended December 31, 1998.

For information regarding certain other potential regulatory changes relating to the Company's businesses, see "Forward-Looking Information/Risk Factors" in Management's Analysis of the Results of Operations.

b. Ratings

The Company's financial strength ratings at March 30, 2001 and November 8, 2000 are as follows:

                                                Rating Agencies
                                -----------------------------------------------
                                                       Moody's       Standard &
                                A.M. Best  Fitch  Investors Service    Poor's
-------------------------------------------------------------------------------
March 30, 2001 (1)              A+         AA+    Aa2                AA+
November 8, 2000                A          AA     Aa3                AA-
-------------------------------------------------------------------------------

(1) Company ratings were upgraded by each of the rating agencies shown in the table upon completion of ING's acquisition of Aetna Financial Services businesses on December 13, 2000 (refer to Note 1 of the Consolidated Notes to Financial Statements).

c. Miscellaneous

The Company utilizes the employees of ING and its affiliates (primarily ALIAC) and receives an expense allocation, at cost, based on the utilization of these employees.

The Company uses ALIAC's computer facilities. The Company's management believes that ALIAC's computer facilities, systems and related procedures are adequate to meet its business needs. ALIAC's data processing systems and backup and security policies, practices and procedures are regularly evaluated by ALIAC's management and internal auditors and are modified as considered necessary.

The Company is not dependent upon any single customer and no single customer accounted for 10% or more of revenue in 2000. In addition, the loss of business from any one, or a few, independent brokers or agents would not have a material adverse effect on the earnings of the Company.

ITEM 2.  PROPERTIES

The Company's principal executive office is located at 5100 West Lemon Street, Suite 213, Tampa, Florida 33609 and its principal office for operations is located at 151 Farmington Avenue, Hartford, Connecticut 06156. The Company occupies office space that is leased by Aetna Life Insurance and Annuity Company or other affiliates. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.

ITEM 3.  LEGAL PROCEEDINGS

The Company is not currently involved in any material litigation.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Omitted pursuant to General Instruction I(2)(c) of Form 10-K.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

All of the Company's outstanding shares are owned by its parent company, ALIAC. Effective January 5, 2000, the Company changed its state of domicile from Connecticut to Florida. All dividends paid to ALIAC by the Company must be approved in advance by the Insurance Commissioner of the State of Florida. For the year ended December 31, 2000, the company paid a dividend to ALIAC of $2.4 million relating to the Florida re-domestication and, for the years ended December 31, 1999 and 1998, it did not pay any dividends to ALIAC.

At the time of the re-domestication of the Company to Florida, which occurred during the first quarter of 2000, the par value of the Company's common stock was changed from $2,000 per share to $100 per share to comply with Florida law. This revaluation caused the Company's common capital

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS (continued) stock to decrease by $2.4 million and its paid-in capital to increase by the same amount and had no net effect on total shareholder's equity.

The Company has entered into support agreements with ALIAC under which ALIAC has agreed to cause the Company to have sufficient capital to meet a certain capital and surplus level. The Company did not receive any capital contributions relating to these agreements in 2000 and 1999 and received contributions relating to these agreements of $15 million in 1998.

ITEM 6.  SELECTED FINANCIAL DATA

Omitted pursuant to General Instruction I(2)(a) of Form 10-K.

ITEM 7.  MANAGEMENT'S ANALYSIS OF THE RESULTS OF OPERATIONS

Management's analysis of the results of operations is presented in lieu of Management's Discussion and Analysis of Financial Condition and Results of Operations, pursuant to General Instruction I(2)(a) of Form 10-K.

RECENT DEVELOPMENTS

On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International businesses for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna"). Refer to Note 1 of the Notes to Financial Statements.

RESULTS OF OPERATIONS

All references to financial data for the year ended December 31, 2000 in this section represents an aggregation of the pre-acquisition period of the eleven months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

(Millions)                                                                                      2000      1999      1998
------------------------------------------------------------------------------------------------------------------------
Charges assessed against policyholders                                                      $   17.7  $   15.5  $   11.5
Net investment income                                                                           11.2      10.9      10.4
Net realized capital losses                                                                     (0.8)     (0.3)     (0.2)
Other income                                                                                     1.5       1.5       0.6
------------------------------------------------------------------------------------------------------------------------
      Total revenue                                                                             29.6      27.6      22.3
------------------------------------------------------------------------------------------------------------------------
Current and future benefits                                                                      7.4       8.0       9.0
Operating expenses:
  Salaries and related benefits                                                                  1.3       2.4       2.5
  Other                                                                                          3.9       4.5       3.7
Amortization of deferred policy acquisition costs and valuation of business acquired             5.7       4.6       3.9
------------------------------------------------------------------------------------------------------------------------
      Total benefits and expenses                                                               18.3      19.5      19.1
------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                      11.3       8.1       3.2
Income taxes                                                                                     2.9       2.7       0.6
------------------------------------------------------------------------------------------------------------------------
Net income                                                                                  $    8.4  $    5.4  $    2.6
========================================================================================================================
Net realized capital losses, net of tax (included above)                                    $   (0.5) $   (0.2) $   (0.1)
========================================================================================================================
Deposits not included above:
  Annuities--fixed options                                                                  $    3.4  $    9.0  $   73.8
  Annuities--variable options                                                                   10.5      20.1     168.4
------------------------------------------------------------------------------------------------------------------------
      Total                                                                                 $   13.9  $   29.1  $  242.2
========================================================================================================================
Assets under management: (1)
  Annuities--fixed options (2)                                                              $  178.7  $  223.0  $  251.3
  Annuities--variable options (3)                                                              925.3   1,108.4     891.4
------------------------------------------------------------------------------------------------------------------------
      Total (4)                                                                             $1,104.0  $1,331.4  $1,142.7
========================================================================================================================

(1) Excludes net unrealized capital gains of $0.9 million at December 31, 2000, net unrealized capital losses of $4.5 million at December 31, 1999 and net unrealized capital gains of $4.1 million at December 31, 1998.
(2) Includes $66.9 million, $78.7 million and $101.9 million related to the assets supporting a guaranteed interest option at December 31, 2000, 1999 and 1998, respectively.
(3) Includes $719.8 million, $870.3 million and $689.1 million at December 31, 2000, 1999 and 1998, respectively, of assets held and managed by unaffiliated mutual funds.
(4) Includes $285.2 million, $340.8 million and $359.6 million of assets managed by Aeltus at December 31, 2000, 1999 and 1998, respectively, and includes $99.0 million, $120.3 million and $94.0 million of assets managed by its parent, ALIAC, at December 31, 2000, 1999 and 1998, respectively.

The Company's net income increased $3.0 million and $2.8 million in 2000 and 1999, respectively. Excluding net realized capital losses, net income increased $3.3 million and $2.9 million in 2000 and 1999, respectively. The increase in 2000 net income excluding net realized capital losses was due to an increase in charges assessed against policyholders, lower operating expenses and a decline in the effective tax rate. The increase in 1999 net income excluding net realized capital losses was due to an increase in charges assessed against policyholders partially offset by increased operating expenses.

Substantially all of the charges assessed against policyholders are derived from assets under management. Assets under management decreased by $227.4 million in 2000 and increased by $188.7 million in 1999. The decrease in 2000 was primarily due to a decline in the stock market during the second half of 2000. In spite of the stock market decline, assets under management levels during 2000 remained higher than 1999 levels throughout most of the year resulting in higher charges assessed against policyholders for 2000. The increase in assets under management in 1999 was primarily due to appreciation in the stock market.

Net deposits (deposits, including new contracts, less surrenders) decreased in 2000 and 1999 primarily due to decreases in deposits from new contracts. The decreases in deposits from new contracts occurred because the Company has not actively marketed its individual annuity products since late in 1998 (refer to "Outlook" below).

Lower operating expenses in 2000 are a direct result of the Company's decision to not actively market its annuity products to individuals (refer to "Outlook" below). The decline in the effective tax rate for 2000 is primarily related to the deduction allowed for dividends received and a favorable prior period adjustment.

OUTLOOK

The Company's strategy is to increase assets under management and improve profitability by continuing to focus on distribution opportunities, primarily in Florida. Effective January 5, 2000, the Company changed its state of domicile from Connecticut to Florida. The Company has focused its marketing efforts principally on expanding its group annuity sales with the offering, through dedicated agents and brokers, of contracts to public, tax exempt and private employers sponsoring retirement plans.

Although the Company has offered annuities marketed to individuals, principally non-qualified annuities and qualified individual retirement annuities, it is not actively marketing these products.

GENERAL ACCOUNT INVESTMENTS

The Company's investment strategies and portfolios are intended to match the duration of the related liabilities and provide sufficient cash flow to meet obligations while maintaining a competitive rate of return. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities. The risks associated with investments supporting experience-rated products are assumed by those customers subject to, among other things, certain minimum guarantees.

The Company's invested assets were comprised of the following:

(Millions)                                                       December 31, 2000     December 31, 1999
--------------------------------------------------------------------------------------------------------
Debt securities, available for sale, at fair value (1)               $132.3                $128.3
Nonredeemable preferred stock                                           1.0                   0.9
Short-term investments (2)                                              2.7                    --
--------------------------------------------------------------------------------------------------------
  Total investments                                                  $136.0                $129.2
========================================================================================================

(1) Includes $5.8 million of debt securities pledged to creditors at December 31, 2000. Refer to "Investments" in Note 1 of the Notes to Financial Statements.
(2) Includes $2.3 million of short-term investments pledged to creditors at December 31, 2000. Refer to "Investments" in Note 1 of the Notes to Financial Statements.

DEBT SECURITIES

At December 31, 2000 and December 31, 1999, the Company's carrying value of available for sale debt securities including debt securities pledged to creditors (herein after referred to as "total debt securities") represented 97% and 99%, respectively, of the total general account invested assets. For the same periods, debt securities equal to $119.1 million (90% of the total debt securities) and $116.4 million (91% of the total debt securities), respectively, supported experience-rated contracts. Total debt securities reflected net unrealized capital gains of $0.8 million at December 31, 2000 and net unrealized capital losses of $4.5 million at December 31, 1999.

It is management's objective that the portfolio of debt securities be of high quality and be well-diversified by market sector. The debt securities in the Company's portfolio are generally rated by external rating agencies, and, if not externally rated, are rated by the Company on a basis believed to be similar to that used by the rating agencies. The average quality rating of the Company's debt securities portfolio at December 31, 2000 and 1999 was AA- and AA, respectively.

The percent of total debt securities investments by quality ratings is as follows:

                                           December 31, 2000     December 31, 1999
------------------------------------------------------------------------------------
AAA                                                   46.8%                 39.0%
AA                                                     5.8                   8.8
A                                                     31.2                  35.3
BBB                                                   16.2                  16.9
------------------------------------------------------------------------------------
  Total                                              100.0%                100.0%
====================================================================================

The percent of total debt securities investments by market sector is as follows:

                                           December 31, 2000     December 31, 1999
------------------------------------------------------------------------------------
U.S. Corporate                                        56.2%                 55.8%
Residential Mortgage-Backed                           16.9                   7.9
U.S. Treasuries/Agencies                              11.2                  16.5
Asset-Backed                                           8.1                   4.9
Commercial/Multifamily Mortgage-Backed                 6.8                   6.8
Foreign Securities--U.S. Dollar
  Denominated                                          0.8                   8.1
------------------------------------------------------------------------------------
  Total                                              100.0%                100.0%
====================================================================================

RISK MANAGEMENT AND MARKET-SENSITIVE INSTRUMENTS

The Company regularly evaluates the appropriateness of investments relative to its management approved investment guidelines and the business objective of the portfolios. The Company manages interest rate risk by seeking to maintain a tight duration band, while credit risk is managed by maintaining high average quality ratings and diversified sector exposure within the debt securities portfolio. In connection with its investment and risk management objectives, the Company also uses financial instruments whose fair value is at least partially determined by, among other things, levels of or changes in domestic interest rates (short-term or long-term), duration, prepayment rates, or credit ratings/spreads.

The risks associated with investments supporting experience-rated annuity products are assumed by those contractholders and not by the Company (subject to, among other things, certain minimum guarantees). Risks associated with the investments and liabilities related to experience-rated annuity products are not included in the sensitivity analysis presented below.

The following discussion about the Company's risk management activities includes forward-looking statements that involve risk and uncertainties. Set forth below are management's projections of hypothetical net losses in fair value of shareholder's equity related to the Company's market-sensitive instruments if an immediate increase of 100 basis points in interest rates and an immediate decrease of 10% in prices for domestic equity securities were to occur (sensitivity analysis). The instruments included in this analysis are not leveraged and are held for purposes other than trading. While the Company believes that the assumed market rate changes are reasonably possible in the near term, actual results may differ, particularly as a result of any management actions that would be taken to mitigate such hypothetical losses in fair value of shareholder's equity.

INTEREST RATE RISK

Assuming an immediate increase of 100 basis points in interest rates, the net hypothetical loss in fair value of shareholder's equity related to financial instruments is estimated to be $ 0.1 million (after-tax) at December 31, 2000 and 1999. The Company believes that an interest rate shift of this magnitude represents a moderately adverse scenario, and is approximately equal to the historical annual volatility of interest rate movements for the Company's intermediate-term available-for-sale debt securities. The Company has included corresponding changes in certain insurance liabilities in this sensitivity analysis.

The risks associated with investments supporting experience-rated annuity products are assumed by those contractholders and not by the Company (subject to, among other things, certain minimum guarantees). Risks associated with the investments and liabilities related to experience-rated annuity products are not included in the sensitivity analysis presented below.

Based on the Company's overall exposure to interest rate risk, the Company believes that these changes in market rates would not materially affect the near-term financial position, results of operations or cash flows of the Company.

LIQUIDITY AND CAPITAL RESOURCES

Generally, the Company meets its operating requirements by maintaining appropriate levels of liquidity in its investment portfolio and using overall cash flows from deposits, income received on investments and capital contributions. Cash provided from these sources was used primarily for operating expenses and to fund contract withdrawals.

Debt securities have durations that were selected to approximate the durations of the liabilities they support. The general account of the Company has been segmented to improve the asset/liability matching process. The duration of these investments is monitored, and investment purchases and sales are executed with the objective of having adequate funds available to satisfy the Company's maturing liabilities.

As the Company's investment strategy focuses on matching asset and liability durations, and not specific cash flows, and since these duration assessments are dependent on numerous cash flow assumptions, asset sales may, from time to time, be required to satisfy liability obligations and/or rebalance asset portfolios. The investment portfolios are closely monitored to assess asset and liability matching in order to rebalance the portfolios as conditions warrant.

The Company has significant short-term liquidity supporting its business. At December 31, 2000, cash and cash equivalents were $9.1 million.

Given the quality ratings of the Company's debt securities portfolio (see "General Account Investments"), management expects the vast majority of the Company's investments in debt securities to be repaid in accordance with contractual terms. In addition, most of the debt securities in the portfolio are highly marketable and can be sold to enhance cash flow before maturity.

Effective January 5, 2000, the Company changed its state of domicile from Connecticut to Florida. All dividends paid by the Company to ALIAC must be approved in advance by the Insurance Commissioner of the State of Florida. For the year ended December 31, 2000, the Company paid a dividend to ALIAC of $2.4 million relating to the Florida re-domestication and, for the years ended December 31, 1999 and 1998, it did not pay any dividends to ALIAC.

At the time of the re-domestication of the Company to Florida the par value of the Company's common stock was changed from $2,000 per share to $100 per share to comply with Florida law. This revaluation caused the Company's common capital stock to decrease by $2.4 million and its paid-in capital to increase by the same amount and had no net effect on total shareholder's equity.

The Company has entered into support agreements with ALIAC under which ALIAC has agreed to cause the Company to have sufficient capital to meet a certain capital and surplus level. The Company did not receive any capital contributions relating to these agreements in 2000 and 1999 and received contributions relating to these agreements of $15 million in 1998.

See "Statements of Cash Flows" for additional information.

YEAR 2000

As of March 28, 2001, ALIAC and the Company have not experienced any material difficulties with its mission-critical IT systems, embedded systems, suppliers, or customers due to Year 2000 issues. ALIAC has reassigned their Year 2000 personnel and transferred Year 2000 related responsibilities to their businesses. ALIAC and the Company remain Year 2000 vigilant, and any potential future Year 2000 issues will be addressed by IT personnel.

Year 2000 project costs are not allocated to the Company.

FORWARD-LOOKING INFORMATION/RISK FACTORS

The Private Securities Litigation Reform Act of 1995 (the "1995 Act") provides a "safe harbor" for forward-looking statements, so long as (1) those statements are identified as forward-looking, and (2) the statements are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from those discussed in the statement. We want to take advantage of these safe harbor provisions.

Certain information contained in this Management's Analysis of the Results of Operations is forward-looking within the meaning of the 1995 Act or Securities and Exchange Commission rules. This information includes, but is not limited to the information that appears under the headings: (1) "Results of Operations--Outlook", (2) "General Account Investments--Risk Management and Market Sensitive Instruments/Interest Rate Risk" and (3) "Year 2000." In writing this Management's Analysis of the Results of Operations, we also used the following words, or variations of these words and similar expressions, where we intended to identify forward-looking statements:

- Expects                                           - Plans
- Projects                                          - Believes
- Anticipates                                       - Seeks
- Intends                                           - Estimates

These forward-looking statements rely on a number of assumptions concerning future events, and are subject to a number of significant uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from these statements. You should not put undue reliance on these forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Set forth below are certain important risk factors that, in addition to general economic conditions and other factors (some of which are discussed elsewhere in this report), may affect these forward-looking statements and our businesses generally.

CERTAIN FACTORS PARTICULAR TO THE COMPANY'S OPERATIONS

SIGNIFICANT CHANGES IN FINANCIAL MARKETS COULD AFFECT EARNINGS. Significant changes in financial markets could impact the level of assets under management and administration in our businesses, and, in turn, our level of asset-based fees in those businesses. For example, significant increases in interest rates or decreases in equity markets would directly affect the level of assets under management and administration and, in addition, may increase the level of withdrawals and decrease the level of deposits by customers. Customers under those circumstances may seek to diversify among asset managers or seek investment alternatives that we do not offer. Significant declines in the value of investments also may affect our ability to pass through investment losses to certain experience rated customers, whether due to triggering minimum guarantees or other business reasons.

DECREASES IN RATINGS COULD AFFECT ASSETS UNDER MANAGEMENT. Decreases in the claims-paying ratings of the Company could have the effect of decreasing new sales and deposits and increasing withdrawals and surrenders in our businesses. Such changes in sales and deposits, withdrawals and surrenders would adversely affect the level of asset-based fees of our businesses. Claims-paying ratings of the Company are periodically reviewed and subject to changes, in certain cases, based on factors beyond our control.

EARLY WITHDRAWAL OF ASSETS COULD AFFECT EARNINGS. We incur up-front costs, such as commissions, when we sell our annuity and other financial services products. We generally defer these costs and recognize them over time. As a result, the retention of assets under these products is an important component of profitability. We generally seek to structure our products and sales to encourage retention of assets under management and administration or recover costs, through surrender charges, higher credited rates to customers if we retain their assets for longer periods, paying renewal commissions, paying service fees or other terms. However, if customers withdraw assets earlier than we anticipated when we priced the products, it would adversely affect profitability. We could also experience competitive pressure to lower margins.

LITIGATION CAN ADVERSELY AFFECT US. Litigation also could adversely affect us, both through costs of defense and adverse results or settlements. Refer to
Note 11 of Notes to Financial Statements for information regarding litigation.

ADVERSE CHANGES IN REGULATION COULD AFFECT THE OPERATIONS OF EACH OF OUR BUSINESSES. Each of our businesses is subject to comprehensive regulation. These businesses could be adversely affected by:

- Increases in minimum capital and other financial viability requirements for insurance operations;
-   Changes in the taxation of insurance companies; and
- Changes in the tax treatment of annuity products as well as changes in capital gains tax rates. Certain of these changes, should they occur, could affect the attractiveness to customers of our products.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

See "General Account Investments" in Management's Analysis of the Results of Operations.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS

                                                    Page
                                                    ----

Independent Auditors' Report......................    18

Financial Statements:

    Statements of Income for the One Month Ended
       December 31, 2000, the Eleven Months Ended
       November 30, 2000 and the Years Ended
       December 31, 1999 and 1998.................    19

    Balance Sheets as of December 31, 2000 and
       1999.......................................    20

    Statements of Changes in Shareholder's Equity
       for the One Month Ended December 31, 2000,
       the Eleven Months Ended November 30, 2000
       and the Years Ended December 31, 1999 and
       1998.......................................    21

    Statements of Cash Flows for the One Month
       Ended December 31, 2000, the Eleven Months
       Ended November 30, 2000 and the Years Ended
       December 31, 1999 and 1998.................    22

    Notes to Financial Statements.................    23

                          INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
Aetna Insurance Company of America:

We have audited the accompanying balance sheets of Aetna Insurance Company of America as of December 31, 2000 ("Successor Company") and December 31, 1999 ("Preacquisition Company"), and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the years ended December 31, 1999 and 1998 ("Preacquisition Company"). These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company's financial statements referred to above present fairly, in all material respects, the financial position of Aetna Insurance Company of America at December 31, 2000, and the results of its operations and its cash flows for the period from December 1, 2000 to December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Preacquisition Company's financial statements referred to above present fairly, in all material respects, the financial position of Aetna Insurance Company of America at December 31, 1999, and the results of its operations and its cash flows for the period from January 1, 2000 to November 30, 2000, and the years ended December 31, 1999 and 1998, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, effective November 30, 2000, ING America Insurance Holdings Inc. acquired all of the outstanding stock of Aetna Inc., Aetna Insurance Company of America's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                /s/ KPMG LLP

Hartford, Connecticut
March 27, 2001

                       AETNA INSURANCE COMPANY OF AMERICA
    (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                              STATEMENTS OF INCOME
                                   (millions)

                                                                                                   Preacquisition
                                                                                     -------------------------------------------
                                                                        One month    Eleven months
                                                                          ended          ended       Year ended     Year ended
                                                                      December 31,   November 30,   December 31,   December 31,
                                                                          2000           2000           1999           1998
                                                                      -------------  -------------  -------------  -------------
Revenues:
  Charges assessed against policyholders                                 $   1.2        $  16.5        $  15.5        $  11.5
  Net investment income                                                      1.0           10.2           10.9           10.4
  Net realized capital losses                                                 --           (0.8)          (0.3)          (0.2)
  Other income                                                               0.2            1.3            1.5            0.6
                                                                         -------        -------        -------        -------
      Total revenue                                                          2.4           27.2           27.6           22.3
                                                                         -------        -------        -------        -------
Benefits and expenses:
  Current and future benefits                                                0.6            6.8            8.0            9.0
  Operating expenses:
    Salaries and related benefits                                            0.2            1.1            2.4            2.5
    Other                                                                    0.3            3.6            4.5            3.7
  Amortization of deferred policy acquisition costs and value of
    business acquired                                                        0.4            5.3            4.6            3.9
                                                                         -------        -------        -------        -------
      Total benefits and expenses                                            1.5           16.8           19.5           19.1
                                                                         -------        -------        -------        -------

Income before income taxes                                                   0.9           10.4            8.1            3.2

Income taxes                                                                 0.3            2.6            2.7            0.6
                                                                         -------        -------        -------        -------

Net income                                                               $   0.6        $   7.8        $   5.4        $   2.6
                                                                         =======        =======        =======        =======

SEE NOTES TO FINANCIAL STATEMENTS.

                       AETNA INSURANCE COMPANY OF AMERICA
    (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                                 BALANCE SHEETS
                         (millions, except share data)

                                                                       December 31,     December 31,
                                                                           2000             1999
                                                                      ---------------  ---------------
                               ASSETS
Investments:
  Debt securities, available for sale, at fair value
    (amortized cost: $125.8 and $132.8)                                  $  126.5         $  128.3
  Equity securities, at fair value
    Nonredeemable preferred stock (amortized cost: $1.1 and $1.0)             1.0              0.9
  Short-term investments                                                      0.4               --
Securities pledged to creditors (amortized cost $8.0)                         8.1               --
Cash and cash equivalents                                                     9.1             22.9
Short-term investments under securities loan agreement                        8.4               --
Deferred policy acquisition costs                                              --             58.8
Value of business acquired                                                   58.7               --
Accrued investment income                                                     1.7              2.0
Premiums due and other receivables                                            4.7              9.0
Goodwill                                                                     98.9               --
Other assets                                                                  1.1              0.6
Separate Accounts assets                                                  1,007.8          1,194.6
                                                                         --------         --------
        Total assets                                                     $1,326.4         $1,417.1
                                                                         ========         ========
                LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Policyholders' funds left with the Company                                110.3            138.8
  Payables under securities loan agreement                                    8.4               --
  Other liabilities                                                           3.7              6.5
  Due to parent and affiliates                                                3.8              0.5
  Income taxes:
    Current                                                                    --              0.7
    Deferred                                                                  7.8              2.6
  Separate Accounts liabilities                                           1,007.8          1,194.6
                                                                         --------         --------
        Total liabilities                                                 1,141.8          1,343.7
                                                                         --------         --------
Shareholder's equity:
  Common capital stock, par value $100 (35,000 shares
    authorized, 25,500 issued and outstanding)                                2.5              2.5
  Paid-in capital                                                           181.3             62.5
  Accumulated other comprehensive income (loss)                               0.2             (1.6)
  Retained earnings                                                           0.6             10.0
                                                                         --------         --------
        Total shareholder's equity                                          184.6             73.4
                                                                         --------         --------
          Total liabilities and shareholder's equity                     $1,326.4         $1,417.1
                                                                         ========         ========

SEE NOTES TO FINANCIAL STATEMENTS.

                       AETNA INSURANCE COMPANY OF AMERICA
    (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                   (millions)

                                                                                                   Preacquisition
                                                                                     -------------------------------------------
                                                                        One month    Eleven months
                                                                          ended          ended       Year ended     Year ended
                                                                      December 31,   November 30,   December 31,   December 31,
                                                                          2000           2000           1999           1998
                                                                      -------------  -------------  -------------  -------------
Shareholder's equity, beginning of year                                  $ 183.5        $  73.4        $  70.8        $  52.2

Comprehensive income
  Net income                                                                 0.6            7.8            5.4            2.6
  Other comprehensive income, net of tax:
      Unrealized gains (losses) on securities ($0.8 million,
      $2.0 million, ($4.3 million and $1.5 million, pretax)                  0.5            1.3           (2.8)           1.0
                                                                         -------        -------        -------        -------
Total comprehensive income                                                   1.1            9.1            2.6            3.6
                                                                         -------        -------        -------        -------

Capital contributions                                                         --             --             --           15.0

Adjustment for purchase accounting                                            --          101.0             --             --

Common stock issued                                                           --            2.4             --             --

Dividends paid to parent                                                      --           (2.4)            --             --
                                                                         -------        -------        -------        -------

Shareholder's equity, end of period                                      $ 184.6        $ 183.5        $  73.4        $  70.8
                                                                         =======        =======        =======        =======

SEE NOTES TO FINANCIAL STATEMENTS.

                       AETNA INSURANCE COMPANY OF AMERICA
    (A wholly owned subsidiary of Aetna Life Insurance and Annuity Company)

                            STATEMENTS OF CASH FLOWS
                                   (millions)

                                                                                                  Preacquisition
                                                                                  -----------------------------------------------
                                                                    One month     Eleven months
                                                                      ended           ended        Year ended       Year ended
                                                                  December 31,    November 30,    December 31,     December 31,
                                                                      2000            2000            1999             1998
                                                                 ---------------  -------------  ---------------  ---------------
Cash Flows from Operating Activities:
Net income                                                            $ 0.6          $   7.8         $  5.4           $  2.6
Adjustments to reconcile net income to net cash (used for)
  provided by operating activities:
  Net amortization of discount on debt securities                        --             (0.2)          (0.1)            (0.1)
  Net realized capital losses                                            --              0.8            0.3              0.2
  Changes in assets and liabilities:
    Decrease (increase) in accrued investment income                    0.2              0.1            0.1             (0.1)
    Decrease (increase) in deferred policy acquisition costs
      and value of business acquired                                    0.1              3.3            1.1            (14.5)
    Net change in amounts due to/from parent and affiliates             0.9              2.4           (0.4)             0.9
    Net change in other assets and liabilities                         (0.1)             1.3          (10.1)             9.2
    Increase in income taxes                                             --              2.4            4.0              2.4
                                                                      -----          -------         ------           ------
Net cash provided by operating activities                               1.7             17.9            0.3              0.6
                                                                      -----          -------         ------           ------
Cash Flows from Investing Activities:
  Proceeds from sales of:
    Debt securities available for sale                                   --            148.3           34.2             27.8
    Equity securities                                                    --               --            2.1               --
    Short-term investments                                               --              0.1             --               --
  Investment maturities and repayments of:
    Debt securites available for sale                                   0.2              6.0           17.9              3.4
  Cost of investment purchases in:
    Debt securities available for sale                                 (0.2)          (154.1)         (47.6)           (36.8)
    Short-term investments                                               --             (2.8)            --               --
                                                                      -----          -------         ------           ------
Net cash (used for) provided by investing activities                     --             (2.5)           6.6             (5.6)
                                                                      -----          -------         ------           ------
Cash Flows from Financing Activities:
  Deposits and interest credited for investment contracts               0.5              7.4           12.8             19.7
  Withdrawal of investment contracts                                   (2.5)           (39.3)         (19.0)           (14.3)
  Capital contribution                                                   --               --             --             15.0
  Proceeds from issuance of common stock                                 --              2.4             --               --
  Dividends paid to parent                                               --             (2.4)            --               --
  Other, net                                                           (0.2)             3.2            5.7            (11.4)
                                                                      -----          -------         ------           ------
Net cash (used for) provided by financing activities                   (2.2)           (28.7)          (0.5)             9.0
                                                                      -----          -------         ------           ------
Net (decrease) increase in cash and cash equivalents                   (0.5)           (13.3)           6.4              4.0
Cash and cash equivalents, beginning of period                          9.6             22.9           16.5             12.5
                                                                      -----          -------         ------           ------
Cash and cash equivalents, end of period                              $ 9.1          $   9.6         $ 22.9           $ 16.5
                                                                      =====          =======         ======           ======
Supplemental cash flow information:
Income taxes paid (received), net                                     $ 0.3          $   0.2         $ (1.3)          $ (3.3)
                                                                      =====          =======         ======           ======

SEE NOTES TO FINANCIAL STATEMENTS.

NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Aetna Insurance Company of America (the "Company") is a provider of financial services in the United States. The Company is a wholly owned subsidiary of Aetna Life Insurance and Annuity Company ("ALIAC"). ALIAC is a wholly owned subsidiary of Aetna Retirement Holdings, Inc. ("HOLDCO"). HOLDCO is a wholly owned subsidiary of Aetna Retirement Services, Inc. ("ARSI"), whose ultimate parent is ING Groep N.V. ("ING").

    The Company has one operating segment and all revenue reported by the Company comes from external customers.

    BASIS OF PRESENTATION

    These financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Certain reclassifications have been made to 1999 and 1998 financial information to conform to the 2000 presentation.

    On December 13, 2000, ING America Insurance Holdings, Inc., an indirect wholly owned subsidiary of ING, acquired Aetna Inc., comprised of the Aetna Financial Services business, of which the Company is a part, and the Aetna International business, for approximately $7.7 billion. The purchase price was comprised of approximately $5.0 billion in cash and the assumption of $2.7 billion of outstanding debt and other net liabilities. In connection with the acquisition, Aetna Inc. was renamed Lion Connecticut Holdings Inc. ("Lion"). At the time of the sale, Lion entered into certain transition services agreements with a former related party, Aetna U.S. Healthcare which was renamed Aetna Inc. ("former Aetna").

    For accounting purposes, the acquisition has been accounted for as of November 30, 2000 using the purchase method. The application of the purchase method, including the recognition of goodwill, is pushed down and reflected on the financial statements of certain ARSI (a subsidiary of Lion) subsidiaries, including the Company. Further, the Balance Sheet changes related to accounting for this purchase were entirely non-cash in nature and accordingly have been excluded from the pre-acquisition Consolidated Statement of Cash Flows for the eleven months ended November 30, 2000.

    The purchase price was allocated to assets and liabilities based on their respective fair values. This revaluation resulted in a net increase to assets, excluding the effects of goodwill, of $3.2 million and a net increase to liabilities of $1.1 million. The allocation of the purchase price to assets and liabilities is subject to further refinement.

    The net increase to assets reflects the write off of deferred acquisition costs of $55.5 million, which was the balance as of November 30, 2000, and the establishment of value of business acquired of $58.7 million. The net increase to liabilities reflects an increase to deferred tax liabilities of $1.1 million, the November 30, 2000 balance was $6.7 million. As a result of the application of push down accounting, retained earnings immediately prior to the sale was reclassified to paid-in capital. Additionally, the Company established goodwill of $98.9 billion. Goodwill is being amortized over a period of 40 years.

    Unaudited pro forma consolidated net income for the period from the January 1, 2000 to November 30, 2000 and for the year ended December 31, 1999, assuming that the acquisition of the Company occurred at the beginning of each period, would have been approximately $5.5 million and $2.9 million, respectively. The pro forma adjustments, which do not affect revenues, reflect primarily goodwill amortization.

    FUTURE APPLICATION OF ACCOUNTING STANDARDS

    ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

    In June 1998, the FASB issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In June 2000, further guidance related to accounting for derivative instruments and hedging activities was provided when the FASB issues FAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. This standard, as amended, requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains or losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. As amended by FAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement
    No. 133, this standard is effective for the Company's financial statements beginning January 1, 2001, with early adoption permitted. The impact to the Company, of the adoption of this standard, as amended, will not have a material effect on the Company's financial position or results of operations.

    NEW ACCOUNTING STANDARDS

    ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

    In September 2000, the Financial Accounting Standard Board ("FASB") issued Financial Accounting Standard ("FAS") No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which replaces FAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This standard revises the accounting for securitizations, other financial asset transfers and collateral associated with securities lending transactions and requires certain additional disclosures. FAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. However, for recognition and disclosure of collateral and for additional disclosures related to securitization transactions, FAS No. 140 was effective for the Company's December 31, 2000 financial statements.

    With respect to the provisions effective December 31, 2000, the Company reclassified debt securities on loan to other institutions from "Debt Securities" to "Securities Pledged to Creditors" on the Company's Consolidated Balance Sheet. The Company does not expect the adoption of those provisions effective after March 31, 2001 to have a material effect on its financial position or results of operations.

    DEPOSIT ACCOUNTING: ACCOUNTING FOR INSURANCE AND REINSURANCE CONTRACTS THAT DO NOT TRANSFER INSURANCE RISK

    On January 1, 2000, the Company adopted Statement of Position 98-7, Deposit
    Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk, issued by the American Institute of Certified Public Accountants. This statement provides guidance on how to account for all insurance and reinsurance contracts that do not transfer insurance risk, except for long-duration life and health insurance contracts. The adoption of this standard had no impact on the Company's financial position or results of operations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from reported results using those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand, money market instruments and other debt issues with a maturity of 90 days or less when purchased.

    INVESTMENTS

    Debt and equity securities are classified as available for sale and carried at fair value. Securities are written down (as realized capital losses) for other than temporary declines in value. Included in available-for-sale securities are investments that support experience-rated products.

    Experience-rated products are products where the customer, not the Company, assumes investment (including realized capital gains and losses) and other risks, subject to, among other things, minimum guarantees. As long as minimum guarantees are not triggered, the effect of experience- rated products' investment performance does not impact the Company's results of operations.

    Realized and unrealized capital gains and losses on investments supporting these products are reflected in policyholder's funds left with the Company. Realized capital gains and losses on all other investments are reflected in the Company's results of operations. Unrealized capital gains and losses on all other investments are reflected in shareholders' equity, net of related income taxes. Purchases and sales of debt and equity securities are recorded on the trade date.

    Fair values for debt and equity securities are based on quoted market prices or dealer quotations. Where quoted market prices or dealer quotations are not available, fair values are measured utilizing quoted market prices for similar securities or by using discounted cash flow methods.

    Cost for mortgage-backed securities is adjusted for unamortized premiums and discounts, which are amortized using the interest method over the estimated remaining term of the securities, adjusted for anticipated prepayments. The Company does not accrue interest on problem debt securities when management believes the collection of interest is unlikely.

    The Company engages in securities lending whereby certain securities from its portfolio are loaned to other institutions for short periods of time. Initial collateral, primarily cash, is required at a rate of 102% of the market value of a loaned domestic security and 105% of the market value of a loaned foreign security. The collateral is deposited by the borrower with a lending agent, and retained and invested by the lending agent according to the Company's guidelines to generate additional income. The market value of the loaned securities is monitored on a daily basis with additional collateral obtained or refunded as the market value of the loaned securities fluctuates.

    In September 2000, the FASB issued FAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In accordance with this new standard, general account securities on loan at December 31, 2000 are reflected on the balance sheet as "Securities pledged to creditors," which includes the following:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized  Fair
   (Millions)                        Cost       Gains       Losses    Value
   ------------------------------------------------------------------------
   Debt Securities                   $5.7        $0.1        $ --     $5.8
   Short-Term Investments             2.3          --          --      2.3
   ------------------------------------------------------------------------
   Total securities pledged to
     creditors                       $8.0        $0.1        $ --     $8.1
   ========================================================================

    At December 31, 1999, the Company did not have any securities on loan.

    Short-term investments, consisting primarily of money market instruments and other debt issues purchased with an original maturity of 91 days to one year, are considered available for sale and are carried at fair value, which approximates amortized cost.

    GOODWILL

    Goodwill, which represents the excess of cost over the fair value of net assets acquired, is amortized on a straight-line basis over 40 years.

    The Company regularly evaluates the recoverability of goodwill. The carrying value of goodwill would be reduced through a direct write-off, if, in management's judgement, it was probable that projected future operating income (before amortization of goodwill) would not be sufficient on an undiscounted basis to recover the carrying value. Operating earnings considered in such an analysis are those of the entity acquired, if separately identifiable, or the business segment that acquired the entity if the entity's earnings are not separately identifiable.

    DEFERRED POLICY ACQUISITION COSTS

    Certain costs of acquiring certain insurance business are deferred. These costs, all of which vary with and are primarily related to the production of new and renewal business, consist principally of commissions, certain expenses of underwriting and issuing contracts, and certain agency expenses. For certain annuity contracts, such costs are amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits over the life of the contracts (up to 20 years for annuity and pension contracts.)

    Periodically, modifications may be made to deferred annuity contract features, such as shortening the surrender charge period or waiving the surrender charge, changing the mortality and expense fees, etc. Unamortized deferred policy acquisition costs associated with these modified contracts are not written off, but rather, continue to be associated with the original block of business to which these costs were previously recorded. Such costs are amortized based on revised estimates of expected gross profits based upon the contract after the modification.

    Deferred policy acquisition costs are written off to the extent that it is determined that future policy premiums and investment income or gross profits are not adequate to cover related expenses.

    Refer to "Basis of Presentation" within Note 1 for related discussions regarding the application of the purchase method to deferred policy acquisition costs.

    VALUE OF BUSINESS ACQUIRED

    Value of business acquired ("VOBA") is an asset and represents the present value of estimated net cash flows embedded in the Company's contracts acquired by ING. VOBA is amortized in proportion to estimated gross profits and adjusted to reflect actual gross profits over the life of the contracts (up to 30 years for annuity contracts).

    VOBA is written off to the extent that it is determined that gross profits are not adequate to recover the asset. The estimated amount of VOBA to be amortized, net of interest, over the next five years is $8.6 million, $8.1 million, $7.2 million, $5.8 million and $4.5 million for the years 2001, 2002, 2003, 2004 and 2005, respectively. Actual amortization incurred during these years may vary as assumptions are modified to incorporate actual results.

    RESERVES

    Reserves for limited payment contracts (i.e. annuities with life contingent payout) are computed on the basis of assumed investment yield and mortality, including a margin for adverse deviation which is assumed to provide for expenses. The assumptions vary by plan, year of issue and policy duration.

    Policyholders' funds left with the Company include reserves for deferred annuity investment contracts and immediate annuities without life contingent payouts. Reserves on such contracts are equal to cumulative deposits less charges and withdrawals plus credited interest thereon (rates range from 3.80% to 8.00% for all years presented), net of adjustments for investment experience that the Company is entitled to reflect in future credited interest. These reserves also include unrealized gains/losses related to FAS No. 115. Reserves on contracts subject to experience rating reflect the rights of contractholders, plan participants and the Company.

    REVENUE RECOGNITION

    For certain annuity contracts, charges assessed against policyholders' funds for the cost of insurance, surrender charges, actuarial margin and other fees are recorded as revenue in charges assessed against policyholders. Other amounts received for these contracts are reflected as deposits and are not recorded as revenue. Related policy benefits are recorded in relation to the associated premiums or gross profit so that profits are recognized over the expected lives of the contracts.

    SEPARATE ACCOUNTS

    Separate Accounts assets and liabilities generally represent funds maintained to meet specific investment objectives of contractholders who bear the investment risk, subject, in some cases, to minimum guaranteed rates. Investment income and investment gains and losses generally accrue directly to such contractholders. The assets of each account are legally segregated and are not subject to claims that arise out of any other business of the Company.

    Separate Account assets supporting variable options under annuity contracts are invested, as designated by the contractholder or participant under a contract (who bears the investment risk subject, in limited cases, to minimum guaranteed rates) in shares of mutual funds which are managed by an affiliate of the Company, or other selected unaffiliated mutual funds.

    Separate Accounts assets are carried at fair value. At December 31, 1999 unrealized losses of $(0.8) million, after taxes, on assets supporting a guaranteed interest option are reflected in shareholder's equity. The amounts in 2000 were immaterial. Separate Accounts liabilities are carried at fair value, except for those relating to the guaranteed interest option. Reserves relating to the guaranteed interest option are maintained at fund value and reflect interest credited at rates ranging from 3.80% to 14.00% in 2000 and 3.70% to 12.00% in 1999.

    Separate Accounts assets and liabilities are shown as separate captions in the Balance Sheets. Deposits, investment income and net realized and unrealized capital gains and losses of the Separate Accounts are not reflected in the Financial Statements (with the exception of realized and unrealized capital gains and losses on the assets supporting the guaranteed interest option). The Statements of Cash Flows do not reflect investment activity of the Separate Accounts.

    INCOME TAXES

    The Company is included in the consolidated federal income tax return of Lion, through December 13, 2000. Subsequent to December 13, 2000, the Company will file a consolidated return with its parent, ALIAC. The Company is taxed at regular corporate rates after adjusting income reported for financial statement purposes for certain items. Deferred income tax expenses/benefits result from changes during the year in cumulative temporary differences between the tax basis and book basis of assets and liabilities.

2.  INVESTMENTS

    Debt securities available-for-sale at December 31, 2000 were as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized     Fair
   (Millions)                        Cost       Gains       Losses      Value
   -----------------------------------------------------------------------------
   U.S. government and government
     agencies and authorities      $   14.4     $  0.4      $   --    $    14.8

   U.S. corporate securities:
       Utilities                        3.8         --         0.1          3.7
       Financial                       35.4        0.4         0.3         35.5
       Transportation/capital
         goods                          7.0        0.1         0.1          7.0
       Health care/consumer
         products                       7.7        0.2         0.7          7.2
       Natural resources               14.9        0.4         0.3         15.0
       Other corporate                  6.0        0.1         0.1          6.0
   -----------------------------------------------------------------------------
     Total U.S. corporate
       securities                      74.8        1.2         1.6         74.4
   -----------------------------------------------------------------------------

   Foreign securities:
       Government                       1.0        0.1          --          1.1
   -----------------------------------------------------------------------------
     Total foreign securities           1.0        0.1          --          1.1
   -----------------------------------------------------------------------------

   Residential mortgage-backed
     securities:
       Pass-throughs                   15.6        0.2          --         15.8
       Collateralized mortgage
         obligations                    6.2        0.3          --          6.5
   -----------------------------------------------------------------------------
   Total residential
     mortgage-backed Securities        21.8        0.5          --         22.3
   -----------------------------------------------------------------------------

   Commercial/multifamily
     mortgage-backed securities         8.9        0.1         0.1          8.9

   Other asset-backed securities       10.6        0.2          --         10.8
   -----------------------------------------------------------------------------

   Total debt securities,
     including debt securities
     pledged to creditors             131.5        2.5         1.7        132.3

   Less: debt securities pledged
     to Creditors                       5.7        0.1          --          5.8
   -----------------------------------------------------------------------------

   Debt securities                 $  125.8     $  2.4      $  1.7    $   126.5
   =============================================================================

    Debt securities available for sale at December 31, 1999 were as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized    Fair
   (Millions)                        Cost       Gains       Losses     Value
   ---------------------------------------------------------------------------
   U.S. government and government
     agencies and authorities       $ 21.5       $ --        $0.3      $ 21.2

   U.S. corporate securities:
       Utilities                       5.7         --         0.2         5.5
       Financial                      33.3         --         0.6        32.7
       Transportation/capital
         goods                         1.6         --          --         1.6
       Health care/consumer
         products                     12.6         --         0.9        11.7
       Natural resources              14.5         --         0.7        13.8
       Other corporate                 6.7         --         0.4         6.3
   ---------------------------------------------------------------------------
     Total U.S. corporate
       securities                     74.4         --         2.8        71.6
   ---------------------------------------------------------------------------

   Foreign securities:
       Government                      1.0         --          --         1.0
       Other                           9.9        0.1         0.5         9.5
   ---------------------------------------------------------------------------
     Total foreign securities         10.9        0.1         0.5        10.5
   ---------------------------------------------------------------------------

   Residential mortgage-backed
     securities:
       Collateralized mortgage
         obligations                  10.6         --         0.5        10.1
   ---------------------------------------------------------------------------
     Total residential
       mortgage-backed securities     10.6         --         0.5        10.1
   ---------------------------------------------------------------------------

   Commercial/multifamily
     mortgage-backed securities        9.0         --         0.3         8.7

   Other asset-backed securities       6.4         --         0.2         6.2
   ---------------------------------------------------------------------------

   Debt securities                  $132.8       $0.1        $4.6      $128.3
   ===========================================================================

    At December 31, 2000 and 1999 net unrealized appreciation (depreciation) of $0.8 million and $(4.5) million, respectively, on available-for-sale debt securities including debt securities pledged to creditors, herein after referred as "total debt securities" included $0.5 million and $(4.5) million, respectively, related to experience-rated contracts, which were not reflected in shareholder's equity but in policyholders' funds left with the Company.

    The amortized cost and fair value of total debt securities for the year ended December 31, 2000 are shown below by contractual maturity. Actual maturities may differ from contractual maturities because securities may be restructured, called or prepaid.

                                             Amortized   Fair
   (Millions)                                  Cost      Value
   ------------------------------------------------------------
   Due to mature:
     One year or less                         $  7.5    $  7.5
     After one year through five years           1.1      41.5
     After five years through ten years          8.0      18.4
     After ten years                             3.6      22.8
     Mortgage-backed securities                  0.7      31.3
     Other asset-backed securities               0.6      10.8
   ------------------------------------------------------------
     Less: debt securities pledged to
       creditors                                 5.7       5.8
   ============================================================
     Debt securities                          $125.8    $126.5
   ============================================================

    At December 31, 2000 and 1999, debt securities carried at fair value of $5.7 million and $5.6 million, respectively, were on deposit as required by various state regulatory agencies.

    Investments in equity securities available for sale as of December 31, were as follows:

   (Millions)                                 2000     1999
   ----------------------------------------------------------
   Cost                                      $   1.1  $   1.0
   Gross unrealized losses                      (0.1)    (0.1)
   ----------------------------------------------------------
   Fair value                                $   1.0  $   0.9
   ==========================================================

    The Company does not have any investments in a single issuer, other than obligations of the U.S. government, with a carrying value in excess of 10% of the Company's shareholder's equity at December 31, 2000.

3.  FINANCIAL INSTRUMENTS

    ESTIMATED FAIR VALUE

    The carrying values and estimated fair values of certain of the Company's financial instruments at December 31, 2000 and 1999 were as follows:

                                    2000              1999
                              ----------------  ----------------
                              Carrying   Fair   Carrying   Fair
   (Millions)                  Value    Value    Value    Value
   -------------------------------------------------------------
   Liabilities:
     Investment contract
       liabilities:
       With a fixed maturity   $  1.0   $  1.1   $  1.2   $  1.3
       Without a fixed
         maturity              $109.3   $106.2   $137.6   $131.6
   -------------------------------------------------------------

    Fair value estimates are made at a specific point in time, based on available market information and judgments about the financial instrument, such as estimates of timing and amount of future cash flows. Such estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the instrument. In evaluating the Company's management of interest rate, price and liquidity risks, the fair values of all assets and liabilities should be taken into consideration, not only those presented above.

    The following valuation methods and assumptions were used by the Company in estimating the fair value of the above financial instruments:

    INVESTMENT CONTRACT LIABILITIES (INCLUDED IN POLICYHOLDERS' FUNDS LEFT WITH THE COMPANY):

    WITH A FIXED MATURITY: Fair value is estimated by discounting cash flows at interest rates currently being offered by, or available to, the Company for similar contracts.

    WITHOUT A FIXED MATURITY: Fair value is estimated as the amount payable to the contractholder upon demand. However, the Company has the right under such contracts to delay payment of withdrawals which may ultimately result in paying an amount different than that determined to be payable.

    OFF-BALANCE-SHEET AND OTHER FINANCIAL INSTRUMENTS

    The Company did not have any transactions in off-balance-sheet financial instruments in 2000 or 1999.

4.  NET INVESTMENT INCOME

    Sources of net investment income were as follows:

                                                                    Preacquisition
                                                    -----------------------------------------------
                                      One month     Eleven months
                                        ended           ended        Year ended       Year ended
                                    December 31,    November 30,    December 31,     December 31,
   (Millions)                           2000            2000            1999             1998
   ------------------------------------------------------------------------------------------------
   Debt securities                      $ 0.8           $ 8.3           $ 9.4            $ 9.0
   Nonredeemable preferred stock           --             0.1             0.1              0.3
   Cash equivalents                       0.1             0.9             0.7              0.7
   Short-term investments                  --             0.1              --               --
   Other                                  0.1             0.9             0.8              0.6
   ------------------------------------------------------------------------------------------------
   Gross investment income                1.0            10.3            11.0             10.6
   Less: investment expenses               --             0.1             0.1              0.2
   ------------------------------------------------------------------------------------------------
   Net investment income                $ 1.0           $10.2           $10.9            $10.4
   ================================================================================================

    Net investment income includes amounts allocable to experience-rated contractholders of $0.7 million and $8.2 million for the one and eleven month periods ended December 31, 2000 and November 30, 2000, respectively, and $8.6 million and $8.9 million for the years ended December 31, 1999 and 1998, respectively. Interest credited to contractholders is included in current and future benefits.

5.  DIVIDEND RESTRICTIONS AND SHAREHOLDER'S EQUITY

    Effective January 5, 2000 the Company changed its state of domicile from Connecticut to Florida. All dividends paid to ALIAC by the Company must be approved in advance by the Insurance Commissioner of the State of Florida. Prior to January 5, 2000 the Company was domiciled in the State of Connecticut.

    At the time of the re-domestication of the Company to Florida, which occurred during the first quarter of 2000, the par value of the Company's common stock was changed from $2,000 per share to $100 per share to comply with Florida law. This revaluation caused the Company's common capital stock to decrease by $2.4 million and its paid-in capital to increase by the same amount and had no net effect on total shareholder's equity.

    The Insurance Departments of the State of Florida and the State of Connecticut recognize as net income and capital and surplus, those amounts determined in conformity with statutory accounting practices prescribed or permitted by the respective Departments, which differ in certain respects from accounting principles generally accepted in the United States of America. Statutory net income (loss) was $5.7 million, $(0.1) million and $(5.2) million for the years ended December 31, 2000, 1999 and 1998, respectively. Statutory capital and surplus was $57.3 million and $52.5 million as of December 31, 2000 and 1999, respectively.

    The Company has entered into support agreements with ALIAC under which ALIAC has agreed to cause the Company to have sufficient capital to meet a certain capital and surplus level. The Company received no capital contributions relating to these agreements in 2000 and 1999. The Company received $15.0 million from ALIAC in 1998.

    As of December 31, 2000, the Company does not utilize any statutory accounting practices which are not prescribed by state regulatory authorities that, individually or in the aggregate, materially affect statutory capital and surplus.

    For 2001, the Company is required to implement statutory accounting changes ratified by the National Association of Insurance Commissioners and state insurance departments ("Codification"). The cumulative effect of Codification to the Company's statutory surplus as of January 1, 2001 is estimated to be an increase of $0.8 million.

6.  CAPITAL GAINS AND LOSSES ON INVESTMENT OPERATIONS

    Realized capital gains or losses are the difference between the carrying value and sale proceeds of specific investments sold.

    Proceeds from the sale of available-for-sale debt securities and the related gross gains and losses (excluding those related to experience rated contractholders in 2000, 1999 and 1998) were as follows:

                                                                    Preacquisition
                                                    -----------------------------------------------
                                      One month     Eleven months
                                        ended           ended        Year ended       Year ended
                                    December 31,    November 30,    December 31,     December 31,
   (Millions)                           2000            2000            1999             1998
   ------------------------------------------------------------------------------------------------
   Proceeds on sales                   $               $148.3          $ 34.2           $ 27.8
   Gross gains                             --             0.2             0.2              0.6
   Gross losses                            --             1.0             0.5              0.8
   ------------------------------------------------------------------------------------------------

    Net realized capital losses of $(1.1) million, $(1.1) million and $(0.2) million allocable to experience-rated contracts, were deducted from net realized capital losses and an offsetting amount was reflected in policyholders' funds left with the Company for the periods ended eleven months November 30, 2000, December 31, 1999 and 1998, respectively. The amounts for one month ended December 31, 2000 were immaterial. Net unamortized losses were $(1.9) million and $(1.0) million for the periods ended eleven months November 30, 2000 and December 31, 1999, respectively. Net amortized losses for the periods one month ended December 31, 2000 and year ended December 31, 1998 were not significant.

    Changes in shareholder's equity related to changes in accumulated other comprehensive income (loss) (i.e., unrealized capital gains and losses on securities including securities pledged to creditors), were as follows:

   (Millions)                           2000   1999   1998
   --------------------------------------------------------
   Debt securities                      $ 0.3  $(0.3) $ 0.1
   Equity securities                       --     --   (0.1)
   Other                                  2.5   (4.1)   1.6
   --------------------------------------------------------
       Subtotal                           2.8   (4.4)   1.6
   Increase in deferred income taxes
     (see Note 7)                         1.0   (1.6)   0.6
   --------------------------------------------------------
   Net changes in accumulated other
     comprehensive
     income (loss)                      $ 1.8  $(2.8) $ 1.0
   ========================================================

    Net unrealized capital gains (losses) allocable to experienced rated contracts of $0.5 million and $(4.5) million at December 31, 2000 and 1999, respectively, are reflected on the Balance Sheets in policyholders' funds left with the Company and are not included in shareholder's equity.

    Shareholder's equity included the following accumulated other comprehensive income, which is net of amounts allocable to experience rated contractholders, at December 31:

   (Millions)                           2000   1999   1998
   --------------------------------------------------------
   Debt securities:
     Gross unrealized gains             $ 0.3  $ 0.1  $ 0.3
     Gross unrealized losses               --   (0.1)    --
   --------------------------------------------------------
                                          0.3     --    0.3
   --------------------------------------------------------
   Equity securities:
     Gross unrealized losses             (0.1)  (0.1)  (0.1)
   --------------------------------------------------------
                                         (0.1)  (0.1)  (0.1)
   --------------------------------------------------------
   Other:
     Gross unrealized gains               0.7     --    1.9
     Gross unrealized losses             (0.6)  (2.4)  (0.3)
   --------------------------------------------------------
                                          0.1   (2.4)   1.6
   --------------------------------------------------------
   Less: deferred federal income taxes
     (benefits)
     (see Note 7)                         0.1   (0.9)   0.6
   --------------------------------------------------------
   Net accumulated other comprehensive
     income (loss)                      $ 0.2  $(1.6) $ 1.2
   ========================================================

    Changes in accumulated other comprehensive income related to changes in unrealized gains (losses) (excluding those related to experience-rated contractholders) on securities including securities pledged to creditors were as follows:

   (Millions)                           2000   1999   1998
   --------------------------------------------------------
   Unrealized holding gains (losses)
     arising during
     the period (1)                     $ 1.2  $(2.9) $ 0.9
   Less: reclassification adjustment
     for gains
     and other items included in net
     income (2)                          (0.6)  (0.1)  (0.1)
   --------------------------------------------------------
   Net unrealized gains (losses) on
     securities                         $ 1.8  $(2.8) $ 1.0
   ========================================================

(1) Pretax unrealized holding gains (losses) arising during the period were $1.8 million, $(4.5) million and $1.3 million for 2000, 1999 and 1998, respectively.
(2) Pretax reclassification adjustments for gains and other items included in net income were $(1.0) million, $(0.2) million and $(0.2) million for 2000, 1999 and 1998, respectively.

7.  INCOME TAXES

    The Company was included in the consolidated federal income tax return of Lion through December 13, 2000. For tax settlements related to tax periods ending on or prior to December 13, 2000, the purchase agreement between ING America Insurance Holdings Inc. and the former Aetna provides for the settlement of balances owing from the Company based on an amount approximating the tax the Company would have incurred were it not a member of the consolidated group or owing to the Company for the use of its tax saving attributes used in the consolidated federal income tax return.

    Subsequent to December 13, 2000, as a result of the sale, the Company will be filing a consolidated return with ALIAC. As permitted under a tax sharing arrangement, the Company will be allocated an amount approximating the tax the member would have incurred were it not a member of the consolidated group, and credits the member for use of its tax saving attributes used in the consolidated federal income tax return.

    Income taxes for the years ended December 31, consist of:

                                                                    Preacquisition
                                                    -----------------------------------------------
                                      One month     Eleven months
                                        ended           ended        Year ended       Year ended
                                    December 31,    November 30,    December 31,     December 31,
   (Millions)                           2000            2000            1999             1998
   ------------------------------------------------------------------------------------------------
   Current taxes (benefits):
     Federal                            $(0.4)          $ 0.6           $(0.3)           $(1.7)
     State                                 --              --              --              0.1
     Net realized capital losses           --            (0.4)           (0.4)            (0.1)
   ------------------------------------------------------------------------------------------------
                                         (0.4)            0.2            (0.7)            (1.7)
   ------------------------------------------------------------------------------------------------
   Deferred taxes:
     Federal                              0.7             2.3             3.1              2.3
     Net realized capital gains            --             0.1             0.3               --
   ------------------------------------------------------------------------------------------------
                                          0.7             2.4             3.4              2.3
   ------------------------------------------------------------------------------------------------
   Total                                $ 0.3           $ 2.6           $ 2.7            $ 0.6
   ================================================================================================

    Income taxes were different from the amount computed by applying the federal income tax rate to income before income taxes for the following reasons:

                                                                    Preacquisition
                                                    -----------------------------------------------
                                      One month     Eleven months
                                        ended           ended        Year ended       Year ended
                                    December 31,    November 30,    December 31,     December 31,
   (Millions)                           2000            2000            1999             1998
   ------------------------------------------------------------------------------------------------
   Income before income taxes           $ 0.9           $10.4           $ 8.1            $ 3.2
   Tax rate                                35%             35%             35%              35%
   ------------------------------------------------------------------------------------------------
   Application of the tax rate            0.3             3.7             2.8              1.1
   Tax effect of:
     Excludable dividends                  --            (1.0)           (0.1)            (0.5)
     Other, net                            --            (0.1)             --               --
   ------------------------------------------------------------------------------------------------
   Income taxes                         $ 0.3           $ 2.6           $ 2.7            $ 0.6
   ================================================================================================

    The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 are presented below:

   (Millions)                                2000   1999
   ------------------------------------------------------
   Deferred tax assets:
     Policyholders' funds left with the
       Company                               $ 9.6  $12.4
     Deferred policy acquisition costs         3.3     --
     Unrealized gains allocable to
       experience-rated contracts              0.2     --
     Net unrealized capital losses              --    2.5
     Investment losses                          --    0.4
     Guaranty fund assessments                 0.1    0.1
     Other                                      --    0.5
   ------------------------------------------------------
   Total gross assets                         13.2   15.9
   ------------------------------------------------------
   Deferred tax liabilities:
     Value of business acquired               20.6     --
     Deferred policy acquisition costs          --   16.9
     Unrealized losses allocable to
       experience-rated contracts               --    1.6
     Net unrealized capital gains              0.3     --
     Other                                     0.1     --
   ------------------------------------------------------
   Total gross liabilities                    21.0   18.5
   ------------------------------------------------------
   Net deferred tax liability                $ 7.8  $ 2.6
   ======================================================

    Net unrealized capital gains and losses are presented in shareholder's equity net of deferred taxes.

    The Internal Revenue Service (the "Service") has completed examinations of the consolidated federal income tax returns of Lion through 1994. Discussions are being held with the Service with respect to proposed adjustments. Management believes there are adequate defenses against, or sufficient reserves to provide for, any such adjustments. The Service has commenced its examinations for the years 1995 through 1997.

8.  BENEFIT PLANS

    The Company utilizes the employees of ING and its affiliates, primarily ALIAC. The benefit plan charges allocated to the Company were $0.4 million and $0.2 million at December 31, 1999 and 1998, respectively. The amounts at December 31, 2000 were immaterial.

    During 2001, the benefit plans offered by ALIAC to its employees and agents will be transitioned to plans directly offered by ING. These plans are substantially similar to those offered by ALIAC, in conjunction with ING, and any differences are not expected to be material in nature.

9.  RELATED PARTY TRANSACTIONS

    Substantially all of the administrative and support functions of the Company have been and, for a specific transition period, will be provided by former Aetna and its affiliates. At the end of the transition period, such administrative and support functions will be provided by ING affiliates. The financial statements reflect allocated charges, at cost, for these functions based upon measures appropriate for the type and nature of function performed. Total charges allocated to the Company, including rent, salaries and other administrative expenses, were $4.3 million and $6.0 million for the years ended December 31, 2000 and 1999, respectively, (of which $1.5 million and $2.0 million, respectively, were capitalized as deferred policy acquisition costs).

    The Company is compensated by the Separate Accounts for bearing mortality and expense risks and administrative expense risks pertaining to variable annuity contracts. Under the insurance contracts, the Separate Accounts pay the Company a daily fee which, on an annual basis, ranged from 1.00% to 1.40% for 2000, and was1.25% and 1.40% for 1999 and 1998, respectively, of their average daily net assets. The amount of compensation and fees received from the Separate Accounts, included in charges assessed against policyholders, amounted to $14.8 million, $13.5 million and $10.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

    The Company received capital contributions of $15.0 million in cash from ALIAC in 1998. The Company received no capital contributions in 2000 and 1999.

    Aeltus, an affiliate of the Company, acts as adviser for the general account assets. The Company pays Aeltus a fee which, on an annual basis, is 0.6% of the average daily net assets under management. The amount of such fees for the years ended December 31, 2000, 1999 and 1998 amounted to $0.1 million, $0.1 million and $0.2 million, respectively.

10. COMMITMENTS AND CONTINGENT LIABILITIES

    COMMITMENTS

    At December 31, 2000 and 1999, the Company had no commitments or contingent liabilities.

    LITIGATION

    The Company is not currently involved in any material litigation.

QUARTERLY DATA (UNAUDITED)

2000 (Millions)                 First  Second  Third  Fourth (1)
----------------------------------------------------------------
Total Revenue                   $7.1    $7.0   $8.1      $7.4
----------------------------------------------------------------
Income from continuing
  operations
  before income taxes           $2.4    $2.4   $3.6      $2.9
Income Taxes                     0.8     0.8    0.8       0.5
----------------------------------------------------------------
Income from continuing
  operations                    $1.6    $1.6   $2.8      $2.4
----------------------------------------------------------------
Net income                      $1.6    $1.6   $2.8      $2.4
================================================================

(1) Fourth quarter data reflects an aggregation of the pre acquisition period of the eleven months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

1999 (Millions)                 First  Second  Third  Fourth
------------------------------------------------------------
Total Revenue                   $6.8    $7.3   $6.8    $6.7
------------------------------------------------------------
Income from continuing
  operations
  before income taxes           $1.9    $2.3   $1.9    $2.0
Income Taxes                     0.6     0.8    0.6     0.7
------------------------------------------------------------
Income from continuing
  operations                    $1.3    $1.5   $1.3    $1.3
------------------------------------------------------------
Net income                      $1.3    $1.5   $1.3    $1.3
============================================================

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

          None

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 11.  EXECUTIVE COMPENSATION

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          Omitted pursuant to General Instruction I(2) of Form 10-K.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Omitted pursuant to General Instruction I(2) of Form 10-K.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)  The following documents are filed as part of this report:

     1.  Financial statements. See Item 8 on Page 17
     2. Financial statement schedules. See Index to Financial Statement Schedule on Page 44.
     3.  Exhibits:

         3(i)(a)  Certificate of Incorporation

                  Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form N-4, File
                  No. 333-87131, as filed with the Securities and Exchange Commission on December 15, 1999.

         3(I)(b)  Amendment to Certificate of Incorporation

                  Incorporated by reference to Post-Effective Amendment No. 2 to Registration Statement on Form N-4 (File No. 333-87131), as filed on December 13, 2000.

         3(ii)     By-Laws

                  Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registration Statement on Form N-4, File
                  No. 333-87131, as filed on December 15, 1999.

     4. Instruments Defining the Rights of Security Holders, Including Indentures (Annuity Contracts)

         Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-80750, as amended and filed on April 23, 1997.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM
          8-K (continued)
         Incorporated herein by reference to Registration Statement on Form N-4, File No. 33-59749, as filed on June 1, 1995.

         Incorporated herein by reference to Post-Effective Amendment No. 4 to Registration Statement on Form N-4, File No. 33-59749, as filed on April 16, 1997.

         Incorporated herein by reference to Post-Effective Amendment No. 6 to Registration Statement on Form N-4, File No. 33-59749, as filed on November 26, 1997.

         Incorporated herein by reference to Post-Effective Amendment No. 8 to Registration Statement on Form N-4, File No. 33-59749, as filed on April 17, 1998.

         Incorporated herein by reference to Registration Statement on Form S-2, File No. 33-63657, as filed on October 25, 1995.

         Incorporated herein by reference to Pre-Effective Amendment No. 3 to the Registration Statement on Form S-2, File No. 33-63657, as filed on January 17, 1996.

         Incorporated herein by reference to Post-Effective Amendment No. 3 to Registration Statement on Form S-2, File No. 33-63657, as filed on November 24, 1997.

     10.  Material Contracts

     10.1 Amended and Restated Asset Purchase Agreement by and among Aetna Life Insurance Company, Aetna Life Insurance and Annuity Company, The Lincoln National Life Insurance Company and Lincoln Life & Annuity Company of New York, dated May 21, 1998, incorporated herein by reference to Aetna Life Insurance and Annuity Company's Form 10-Q filed on August 8, 1998.

     10.2 Distribution Agreement, dated as of December 13, 2000, between Lion Connecticut Holdings Inc. and Aetna Inc.

     10.3 Employee Benefits Agreement, dated as of December 13, 2000, between Lion Connecticut Holdings Inc. and Aetna Inc.

     10.4 Tax Sharing Agreement, dated as of December 13, 2000, among Lion Connecticut Holdings Inc., Aetna Inc. and ING America Insurance Holdings, Inc.

     10.5 Transition Services Agreement, dated as of December 13, 2000, between Lion Connecticut Holdings Inc. and Aetna Inc.

     10.6 Lease Agreement, dated as of December 13, 2000, by and between Aetna Life Insurance Company and Aetna Life Insurance and Annuity Company

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM
          8-K (continued)
     10.7 Real Estate Services Agreement, dated as of December 13, 2000, between Aetna Inc. and Aetna Life Insurance and Annuity Company

     10.8 10 State House Square Services Agreement, dated as of December 13, 2000, between Aetna Inc. and Lion Connecticut Holdings Inc.

     24  Power of Attorney

        Filed with this Report immediately after Signature page.

    Exhibits other than these listed are omitted because they are not required or not applicable.

(b)  Reports on Form 8-K.

    None.

                     INDEX TO FINANCIAL STATEMENT SCHEDULE

                                                    Page
                                                    ----

Independent Auditors' Report......................    45

III.      Supplementary Insurance Information as
            of and for the years ended
            December 31, 2000, 1999 and 1998......    46

Schedules other than those listed above are omitted because they are not required or are not applicable.

                          INDEPENDENT AUDITORS' REPORT

The Shareholder and Board of Directors
Aetna Insurance Company of America:

Under date of March 27, 2001, we reported on the balance sheets of Aetna Insurance Company of America as of December 31, 2000 ("Successor Company") and December 31, 1999 ("Preacquisition Company"), and the related statements of income, changes in shareholder's equity and cash flows for the period from December 1, 2000 to December 31, 2000 ("Successor Company"), and for the period from January 1, 2000 to November 30, 2000 and the years ended December 31, 1999 and 1998 ("Preacquisition Company"), as included herein. In connection with our audits of the aforementioned financial statements, we also audited the related financial statement schedule as listed in the accompanying index. The financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the financial statements, effective November 30, 2000, ING America Insurance Holdings Inc. acquired all of the outstanding stock of Aetna Inc., Aetna Insurance Company of America's indirect parent and sole shareholder in a business combination accounted for as a purchase. As a result of the acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

                                                                /s/ KPMG LLP

Hartford, Connecticut
March 27, 2001

                                  SCHEDULE III
                      Supplementary Insurance Information
         As of and for the years ended December 31, 2000, 1999 and 1998
                                 (in millions)

                                         Policy-                                                          Amortization
                            Deferred     holders'                                                         of Deferred
                             Policy     Funds Left         Net                               Current         Policy
                           Acquisition   with the      Investment            Other          and Future    Acquisition
                              Costs      Company      Income (1)(3)      Income (2)(3)     Benefits (3)    Costs (3)
----------------------------------------------------------------------------------------------------------------------
2000                          $  --       $110.3          $11.2              $18.4             $7.4           $5.7
----------------------------------------------------------------------------------------------------------------------
1999                          $58.8       $138.8          $10.9              $16.7             $8.0           $4.6
----------------------------------------------------------------------------------------------------------------------
1998                          $59.9       $153.2          $10.4              $11.9             $9.0           $3.9
----------------------------------------------------------------------------------------------------------------------


                               Other
                             Operating
                            Expenses (3)
-------------------------
2000                            $5.2
-------------------------
1999                            $6.9
-------------------------
1998                            $6.2
-------------------------

(1) The allocation of net investment income is based upon the investment year method or specific identification of certain portfolios within specific segments.
(2) Amounts include other income, realized capital losses and charges assessed against policyholders.
(3) Financial data for the year ended December 31, 2000 represents an aggregation of the pre-acquisition period of the eleven months ended November 30, 2000 and the post acquisition period of the one month ended December 31, 2000.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              AETNA INSURANCE COMPANY OF AMERICA
                                            (Registrant)

Date:  March 30, 2001                               By  /s/ Deborah Koltenuk
                                                       -----------------------------------------------
                                                        Deborah Koltenuk
                                                        Vice President and Corporate Controller

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 30, 2001.

                    SIGNATURES                                            TITLE

----------------------------------------------
Wayne R. Huneke                                     Director and Chief Financial Officer
                                                      (Principal Financial Officer)

----------------------------------------------
P. Randall Lowery                                   Director

----------------------------------------------
Thomas J. McInerney                                 Director and President
                                                      (Principal Executive Officer)

----------------------------------------------
Robert C. Salipante                                 Director

----------------------------------------------
Mark A. Tullis                                      Director

/s/ Deborah Koltenuk                                Vice President and Corporate Controller
----------------------------------------------
Deborah Koltenuk

* By:  /s/ Paula Cludray-Engelke
      ------------------------------------------------
      Paula Cludray-Engelke
      Attorney-in-fact

                               POWER OF ATTORNEY

We, the undersigned directors and officers of Aetna Insurance Company of America, hereby severally constitute and appoint Paula Cludray-Engelke and Deborah Koltenuk and each of them individually, our true and lawful attorneys, with full power to them and each of them to sign for us, and in our names and in the capacities indicated below, the 2000 Form 10-K and any and all amendments thereto to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, hereby ratifying and confirming our signatures as they may be signed by our said attorney to the Form 10-K and any and all amendments thereto.

WITNESS our hands and common seal on this 30th day of March, 2001.

                    SIGNATURE                                             TITLE

/s/ Wayne R. Huneke
-------------------------------------------
Wayne R. Huneke                                     Director and Chief Financial Officer

/s/ Robert C. Salipante
-------------------------------------------
Robert C. Salipante                                 Director

/s/ P. Randall Lowery
-------------------------------------------
P. Randall Lowery                                   Director

/s/ Thomas J. McInerney
-------------------------------------------
Thomas J. McInerney                                 Director and President

/s/ Mark A. Tullis
-------------------------------------------
Mark A. Tullis                                      Director

/s/ Deborah Koltenuk
-------------------------------------------
Deborah Koltenuk                                    Vice President and Corporate Controller

                  ASSISTANT CORPORATE SECRETARY'S CERTIFICATE

                       AETNA INSURANCE COMPANY OF AMERICA

I, Lena A. Rabbitt, the duly appointed Assistant Corporate Secretary of Aetna Insurance Company of America (the "Company"), hereby certify that the attached resolutions adopted by the Board of Directors on April 18, 1996, are currently in full force and effect, and have not been amended, restated, or superseded.

IN WITNESS WHEREOF, I have affixed my name as Assistant Corporate Secretary and have caused the corporate seal of said Company to be hereunto affixed this 30th day of March, 2001.

                                                    By: /s/ Lena A. Rabbitt
                                                    -------------------------------------------------
(corporate seal)                                    Lena A. Rabbitt
                                                    Assistant Corporate Secretary
                                                    Aetna Insurance Company of America

                       AETNA INSURANCE COMPANY OF AMERICA

                           COMPANY NAME, AUTHORITY TO
                        SIGN (DUPLICATE CORPORATE SEALS)

April 18, 1996

RESOLVED:  That the following officers:

       President
      Senior Vice President
      Vice President
      General Counsel
      Corporate Secretary
      Treasurer
      Assistant Corporate Secretary

  (1)  are hereby severally authorized to sign in the Company's name:

      (a) insurance contracts of every type and description which the Company is authorized to write;
      (b) agreements relating to the purchase, sale, or exchange of securities including any consents and modifications given or made under such agreements;
      (c) conveyances and leases of real estate or any interest therein including any modifications thereof;
      (d) assignments and releases of mortgages and other liens, claims or demands;
      (e) any other written instrument which they are authorized to approve in the normal course of Company business; and
      (f) any other written instrument when specifically authorized by the Board of Directors or the President;

      and are further severally authorized (i) to delegate all or any part of the foregoing authority to one or more officers, employees or agents of this Company, provided that each such delegation is in writing and a copy thereof is filed in the Office of the Corporate Secretary, or (ii) to designate any attorney at law representing this Company on a matter under their direction, to so sign this Company's name;

  (2) are hereby severally authorized to possess the Company's duplicate seals and to affix the same to items (a) through (f) above;

      and are further severally authorized to designate any Company officer under their direction to possess and to so affix the Company's duplicate seals; and

      that the Senior Vice President, Investments is hereby authorized to designate any officer, employee or agent of this Company under his direction to sign the Company's name and to affix the Company's seal to any and all documents required in connection with any investment transaction in which the Company has an interest.